Exhibit 10.2

Kilroy Realty Corporation
Employment Agreement - Tyler H. Rose

Kilroy Realty Corporation

Employment Agreement for Tyler H. Rose

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Kilroy Realty Corporation
Employment Agreement for Tyler H. Rose
THIS EMPLOYMENT AGREEMENT by and between KILROY REALTY CORPORATION, a Maryland corporation (the “Company”), Kilroy Realty, L.P., a Delaware limited partnership (the “Operating Partnership”), and Tyler H. Rose (“Executive”) is effective as of January 28, 2016 (the “Effective Date”). This Employment Agreement (this “Agreement”) supersedes and replaces in its entirety Executive’s Employment Agreement, effective as of January 1, 2007 and as amended in December 2008, with the Company and Operating Partnership (the “Prior Employment Agreement”). Rights and obligations of the parties for periods prior to the Effective Date, and any related remedies, shall remain subject to the terms of the Prior Employment Agreement, which shall remain enforceable for that purpose.
W I T N E S S E T H
WHEREAS, the Company desires to continue to employ Executive as Executive Vice President, Chief Financial Officer and Secretary of the Company, and Executive desires to continue in such employment on the terms and conditions herein set forth.
NOW, THEREFORE, in consideration of the foregoing, the mutual covenants contained herein, and other good and valuable consideration, the receipt and adequacy of which the Company and Executive each hereby acknowledge, the Company and Executive hereby agree as follows:

1.	Employment.

The Company and Operating Partnership hereby agree to continue to employ Executive as their Executive Vice President, Chief Financial Officer and Secretary, and Executive hereby agrees to accept and continue in such employment during the Term as defined in Section 2 and to serve in such capacities from and after the Effective Date, upon the terms and conditions set forth in this Agreement. The allocation of the rights and obligations between the Company and the Operating Partnership shall be determined by separate agreement of those parties. For purposes of this Agreement, the term “Company” shall be understood to include the Operating Partnership, unless the context otherwise requires.

2.	Term.

The term of employment of Executive under this Agreement (the “Term”) shall be the period commencing on the Effective Date and ending on March 1, 2019 and any period of extension thereof in accordance with this Section 2, except that the Term will end at a date, prior to the end of such period or extension thereof, specified in Section 6 or 7 in the event of termination of Executive’s employment. The Term, if not previously ended, shall be extended automatically without further action by either party by one additional year (added to the end of the Term) first on March 1, 2019 (extending the Term to March 1, 2020) and on each succeeding March 1 thereafter, unless either party shall have served written notice in accordance with

Section 13(d) upon the other party at least 90 days before the March 1 extension date electing not to extend the Term further as of that March 1 extension date, in which case employment shall terminate on that March 1 and the Term shall end at that date, subject to earlier termination of employment and earlier termination of the Term in accordance with Section 6 or 7. In the event that Executive’s employment and the Term end pursuant to the preceding sentence as a result of a notice of non-renewal, such termination shall be treated as a termination by the Company pursuant to Section 7(a) below unless Executive qualifies for Retirement (as defined in Section 6(a) below) on the last day of the Term, in which case such termination shall be treated as a Retirement pursuant to Section 6(a) below.

3.	Offices and Duties.

The provisions of this Section 3 will apply during the Term:
(a)Generally. Executive shall serve as the Executive Vice President, Chief Financial Officer and Secretary of the Company. Executive shall have and perform such duties, responsibilities, and authorities as are customary for the executive vice president, chief financial officer and secretary of a publicly held corporation of the size, type, and nature of the Company as they may exist from time to time and consistent with such position and status. In addition, if the Company and Executive mutually agree, Executive may serve the Company and its subsidiaries and affiliates in other offices and capacities; provided that, if Executive’s service in any such additional office or capacity ceases, such cessation shall have no effect on the compensation payable hereunder.

(b)Devotion of Time and Effort. Executive shall devote substantially all of his business time and attention, and his best efforts, abilities, experience, and talent, to the positions of Executive Vice President, Chief Financial Officer and Secretary and for the businesses of the Company without commitment to other business endeavors, except that Executive (i) may make personal investments which are not in conflict with his duties to the Company and manage personal and family financial and legal affairs, (ii) may undertake public speaking engagements, and (iii) may serve as a director of (or similar position with) any educational, charitable, community, civic, religious, or similar type of organization, so long as such activities listed in clauses (i) through (iii) do not preclude or render unlawful Executive’s employment or service to the Company or otherwise materially inhibit the performance of Executive’s duties under this Agreement or impair the business of the Company or its subsidiaries.

(c)Place of Employment. Executive’s principal place of employment shall be at the Company’s principal executive offices in Los Angeles, California.

4.	Salary and Annual Incentive Compensation.

As partial compensation for the services to be rendered hereunder by Executive, the Company agrees to pay to Executive during the Term the compensation set forth in this Section 4.
(a)Base Salary. The Company will pay to Executive during the Term a base salary at the annual rate of $500,000, payable commencing at the beginning of the Term in accordance with the Company’s usual payroll practices with respect to senior executives (except to the extent deferred under Section 5(c)). Executive’s annual base salary shall be reviewed by the Executive Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) each year of the Term, beginning in 2016, and may be increased above, but may not be reduced below, the then-current rate of such base salary. For purposes of this Agreement, “Base Salary” means Executive’s then-current base salary.

(b)Annual Incentive Compensation and Equity Awards. During the Term, Executive will be eligible to receive an annual cash award (the “Annual Cash Award”) and annual equity or equity-based awards (the “Annual Stock Incentive”). Executive’s target incentive opportunity for the Annual Cash Award for a particular fiscal year of the Company shall be not less than One Hundred Percent (100%) of Executive’s Base Salary (which target level is referred to as the “Annual Cash Target”). The target grant date fair value (as determined by the Company based on its financial reporting methodology) for the Annual Stock Incentive award(s) granted to Executive for a particular fiscal year of the Company shall be not less than One Hundred Percent (100%) of Executive’s Base Salary (which target level is referred to as the “Annual Stock Target”). The payment and/or vesting requirements applicable to any Annual Cash Award or Annual Stock Incentive will be determined in the Company’s sole discretion, and may include time- and service-based vesting conditions and/or performance-based vesting conditions (which may include corporate, business unit or division, financial, strategic, individual or other objectives). The levels of performance triggering payments of such target Annual Cash Award, and any performance-based conditions applicable to the Annual Stock Incentive, for each year to be established through consultation between the Chief Executive Officer of the Company and the Committee and communicated to Executive during the first quarter of such year by the Committee. The Annual Cash Award may be paid at, and the grant date fair value of the Annual Stock Incentive may be, in the discretion of the Committee, more or less than the annual target incentive opportunity based on actual performance in relation to the target level performance, as determined by the Committee in its sole discretion. In addition, the Committee (or the Board) may determine, in its discretion, to increase Executive’s target incentive opportunity or provide an additional incentive opportunity, in excess of the target incentive opportunity, payable for performance in excess of or in addition to the performance required for payment of the target incentive amounts. Any annual incentive compensation payable to Executive shall be paid in accordance with the Company’s usual practices with respect to payment of incentive compensation to senior executives as set forth in Section 5(g) (except to the extent deferred under Section 5(c)).

5.	Compensation Plans, Benefits, Deferred Compensation, and Expense Reimbursement.

(a)Executive Compensation Plans. Executive shall be entitled during the Term to participate, without discrimination or duplication, in all executive compensation plans and programs intended for general participation by senior executives of the Company, as presently in effect or as they may be modified or added to by the Company from time to time, subject to the eligibility and other requirements of such plans and programs.

During the Term, Executive shall be eligible to participate in any Outperformance Incentive Award plan (including any similar plan or other substitute plan) that may be adopted by the Board in its sole discretion on terms that are at least as favorable as those made available to other senior executives of the Company in accordance with the terms of the applicable program document.
(b)Employee and Executive Benefit Plans. Executive shall be entitled during the Term to participate, without discrimination or duplication, in all employee and executive benefit plans and programs of the Company, as presently in effect or as they may be modified or added to by the Company from time to time, to the extent such plans are generally available to other senior executives or employees of the Company, subject to the eligibility and other requirements of such plans and programs, including, without limitation, plans providing retirement benefits, medical insurance, life insurance, disability insurance, and accidental death or dismemberment insurance, as well as savings, profit-sharing, 401(k) and stock ownership plans. In addition, Executive shall be eligible to participate in and receive or participate in perquisites under policies implemented by the Board and the Committee. It is understood that no minimum level of perquisites is guaranteed hereunder, and that the Company may make available compensation and benefits to one or more individual executives that will not be deemed “generally available” to senior executives.

In furtherance of and not in limitation of the foregoing, during the Term Executive will participate as Executive Vice President, Chief Financial Officer and Secretary in all executive and employee vacation and time-off programs; provided that Executive shall be entitled to a minimum of five (5) weeks of vacation annually.
(c)Deferral of Compensation. If the Company has in effect or adopts any deferral program or arrangement permitting executives to elect to defer any compensation, Executive will be eligible to participate in such program on terms no less favorable than the terms of participation of any other senior executive officer of the Company. Any plan or program of the Company which provides benefits based on the level of salary, annual incentives, or other compensation of Executive shall, in determining Executive’s benefits, take into account the amount of salary, annual incentives, or other compensation prior to any reduction for voluntary contributions made by Executive under any deferral or similar contributory plan or program of the Company, but shall not treat any payout or settlement under such a deferral or similar contributory plan or program to be additional salary, annual incentives, or other compensation for purposes of determining such benefits, unless otherwise expressly provided under such plan or program.

(d)Reimbursement of Expenses. The Company will promptly reimburse Executive for all reasonable business expenses and disbursements incurred by Executive in the performance of Executive’s duties during the Term in accordance with the Company’s reimbursement policies as in effect from time to time.

(e)Office, Staff and Equipment. The Company agrees to provide to Executive such staff, equipment and office space as is reasonably necessary for Executive to perform his duties hereunder, subject to and on a basis consistent with Company policy on the Effective Date.

(f)Indemnification Agreement. Notwithstanding anything contained in this Agreement to the contrary, the terms and conditions of that certain Indemnification Agreement, dated January 5, 2010, entered into by and between Executive, the Company and the Operating

Partnership, as it may be subsequently amended (the “Indemnification Agreement”), shall continue in full force and effect and in accordance with its terms, and nothing in this Agreement shall be construed as superseding or replacing the terms of the Indemnification Agreement.

(g)Limitations Under Code Section 409A.

(i)
Anything in this Agreement to the contrary notwithstanding, if (A) on the date of termination of Executive’s employment with the Company or a subsidiary, any of the Company’s stock is publicly traded on an established securities market or otherwise (within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code, as amended (the “Code”)), (B) Executive is determined to be a “specified employee” within the meaning of Section 409A(a)(2)(B) of the Code, (C) the payments exceed the amounts permitted to be paid pursuant to Treasury Regulations section 1.409A-1(b)(9)(iii) and (D) such delay is required to avoid the imposition of the tax set forth in Section 409A(a)(1) of the Code, as a result of such termination, the Executive would receive any payment that, absent the application of this Section 5(g), would be subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(2)(B)(i) of the Code, then no such payment shall be payable prior to the date that is the earliest of (1) six (6) months and one day after Executive’s termination date, (2) Executive’s death or (3) such other date (the “Delay Period”) as will cause such payment not to be subject to such interest and additional tax (with a catch-up payment equal to the sum of all amounts that have been delayed to be made as of the date of the initial payment). In particular, with respect to any lump sum payment otherwise required hereunder, in the event of any delay in the payment date as a result of Section 409A(a)(2)(A)(i) and (B)(i) of the Code, the Company will adjust the payments to reflect the deferred payment date by crediting interest thereon at the prime rate in effect at the time such amount first becomes payable, as quoted by the Company’s principal bank.

(ii)
To the extent that any benefits to be provided during the Delay Period are considered deferred compensation under Section 409A of the Code provided on account of a “separation from service,” and such benefits are not otherwise exempt from Section 409A of the Code, Executive shall pay the cost of such benefits during the Delay Period, and the Company shall reimburse Executive, to the extent that such costs would otherwise have been paid by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to Executive, the Company’s share of the cost of such benefits upon expiration of the Delay Period, and any remaining benefits shall be reimbursed or provided by the Company in accordance with the procedures specified herein.

(iii)
In addition, other provisions of this Agreement or any other such plan notwithstanding, the Company shall have no right to accelerate any such payment or to make any such payment as the result of any specific event except to the extent permitted under Section 409A of the Code.

(iv)
For purposes of Section 409A of the Code, each payment made after termination of employment, including COBRA continuation reimbursement payment, will be considered one of a series of separate payments.

(v)
A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

(vi)
Any amount that Executive is entitled to be reimbursed under this Agreement that may be treated as taxable compensation will be reimbursed to Executive as promptly as practical and in any event not later than sixty (60) days after the end of the calendar year in which the expenses are incurred; provided that Executive shall have provided a reimbursement request to the Company no later than thirty (30) days prior to the date the reimbursement is due. The amount of the expenses eligible for reimbursement during any calendar year will not affect the amount of expenses for reimbursement in any other calendar year, except as may be required pursuant to an arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code.

(vii)	The Company shall not be obligated to reimburse Executive for any tax penalty or interest or provide a gross-up in connection with any tax liability of Executive under Section 409A of the Code.

(viii)
Any annual bonus that is earned pursuant to Section 4(b) shall be paid, whether in cash or equity as provided above, between January 1 and March 15 of the year following the year for which such annual bonus was earned; provided, however, that if the Board shall determine that it is administratively impracticable, which may include inability of the Company to gain certification of its financial statements, to make such annual bonus payment by March 15, any such payment shall be made as soon as reasonably practicable after such period and in no event later than December 31 of the year following the year for which such annual bonus was earned.

(ix)
Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), except as specifically provided herein, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(x)
Unless this Agreement provides a specified and objectively determinable payment schedule to the contrary, to the extent that any payment of base salary or other compensation is to be paid for a specified continuing period of time beyond the date of termination of Executive’s employment, the payments of such base salary or other compensation shall be made in accordance with the Company’s payroll practices (or other similar term) or, if not payable in accordance with the Company’s payroll practices, on a monthly basis.

6.	Termination Due to Retirement, Death, or Disability.

(a)Retirement. Executive may elect to terminate employment hereunder by retirement at or after age 65, or at such earlier age as may be approved by the Board, with at least 30 years of service with the Company (in either case, “Retirement”) upon at least 30 days written notice to the Company. At the time Executive’s employment terminates due to Retirement, the Term will terminate, all obligations of the Company and Executive under Sections 1 through 5 will immediately cease except for obligations which expressly continue after termination of employment due to Retirement, and the Company will pay Executive, and Executive will be entitled to receive, the following:

(i)	Executive’s Compensation Accrued at Termination (as defined in Section 8(d));

(ii)	In lieu of any annual incentive compensation under Section 4(b) for the year in which Executive’s employment terminated, a Partial Year Bonus (as defined in Section 8(g));

(iii)
All equity awards held by Executive at termination that vest based on time shall be fully vested and all other terms of such awards shalt be governed by the plans and programs and the agreements and other documents pursuant to which such awards were granted (subject to Section 11(c) hereof);

(iv)
Unless otherwise expressly provided for in an applicable award agreement, any performance objectives upon which the earning of performance-based restricted stock, restricted stock units (“RSUs”), and other equity awards and other long-term incentive awards (including cash awards, but excluding any Outperformance Incentive Award) is conditioned shall be deemed to have been met at the greater of (A) target level at the date of termination, or (B) actual performance and Reasonably Anticipated Performance at the date of termination, and such amounts shall become fully vested and non-forfeitable as a result of termination of employment at the date of such termination, and, in other respects, such awards shall be governed by the plans and programs and the agreements and other documents pursuant to which such awards were granted;

(v)	All other rights under any other compensatory or benefit plan, including any deferral under Section 5(c), shall be governed by such plan; and

(vi)
The Company will pay or reimburse Executive for his premiums charged to continue medical coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), at the same or reasonably equivalent medical coverage for Executive (and, if applicable, his eligible dependents) as in effect immediately prior to the date his employment terminates, to the extent that Executive elects such continued coverage; provided that the Company’s obligation to make any payment or reimbursement pursuant to this section shall, subject to Section 5(g) of this Agreement, commence with continuation coverage for the month following the month in which Executive’s “separation from service” (as defined in Section 5(g)(v) of this Agreement) occurs and shall cease with continuation coverage for the twelfth (12th) month following the month in which Executive’s separation from service occurs (or, if earlier, shall cease upon the first to occur of the date Executive becomes eligible for coverage under the health plan of a future employer or the date the Company ceases to offer group medical coverage to its active executive employees). To the extent Executive elects COBRA coverage, Executive shall notify the Company in writing of such election prior to such coverage taking effect and complete any other continuation coverage enrollment procedures the Company may then have in place.

(b)Death. In the event of Executive’s death which results in the termination of Executive’s employment, the Term will terminate, all obligations of the Company and Executive under Sections 1 through 5 will immediately cease except for obligations which expressly continue after death, and the Company will pay Executive’s beneficiary or estate, and Executive’s beneficiary or estate will be entitled to receive, the following:

(i)	Executive’s Compensation Accrued at Termination;

(ii)	In lieu of any annual incentive compensation under Section 4(b) for the year in which Executive dies, a Partial Year Bonus (as defined in Section 8(g));

(iii)
A single severance payment in an amount equal to the sum of: (i) one times the Executive’s Base Salary plus (ii) one times the average of the two highest Annual Incentives (as defined in Section 8(a)) received by Executive during the preceding three completed performance years, provided that the Annual Stock Target provided for in this Agreement instead of the actual Annual Stock Incentive shall be used in the calculation of the severance payment. Such payment shall be in addition to any life insurance payments to which the Executive is otherwise entitled and any other compensation earned by Executive hereunder;

(iv)
All equity awards held by Executive at termination that vest based on time shall be fully vested and all other terms of such awards shall be governed by the plans and programs and the agreements and other documents pursuant to which such awards were granted (subject to Section 11(c) hereof);

(v)
Unless otherwise expressly provided for in an applicable award agreement, any performance objectives upon which the earning of performance-based restricted stock, RSUs, and other equity awards and other long-term incentive awards (including cash awards, but excluding any Outperformance Incentive Award) is conditioned shall be deemed to have been met at the greater of (A) target level at the date of termination, or (B) actual performance and Reasonably Anticipated Performance at the date of termination, and such amounts shall become fully vested and non-forfeitable as a result of termination of employment at the date of such termination, and, in other respects, such awards shall be governed by the plans and programs and the agreements and other documents pursuant to which such awards were granted;

(vi)	All other rights under any other compensatory or benefit plan, including any deferral under Section 5(c), shall be governed by such plan; and

(vii)
The Company will pay or reimburse Executive’s eligible dependents (if applicable) for the premiums charged to continue medical coverage pursuant to COBRA, at the same or reasonably equivalent medical coverage for Executive (and, if applicable, his eligible dependents) as in effect immediately prior to the date his employment terminates, to the extent that Executive’s eligible dependents elect such continued coverage; provided that the Company’s obligation to make any payment or reimbursement pursuant to this section shall, subject to Section 5(g) of this Agreement, commence with continuation coverage for the month following the month in which Executive’s “separation from service” (as defined in Section 5(g)(v) of this Agreement) occurs and shall cease with continuation coverage for the twelfth (12th) month following the month in which Executive’s separation from service occurs (or, if earlier, shall cease upon the first to occur of the date such eligible dependents become eligible for coverage under the health plan of a future employer or the date the Company ceases to offer group medical coverage to its active executive employees). To the extent Executive’s eligible dependents elect COBRA coverage, such eligible dependents shall notify the Company in writing of such election prior to such coverage taking effect and complete any other continuation coverage enrollment procedures the Company may then have in place.

(c)Disability. The Company may terminate the employment of Executive hereunder due to the Disability (as defined in Section 8(e)) of Executive. Upon termination of employment, the Term will terminate, all obligations of the Company and Executive under Sections 1 through 5 will immediately cease except for obligations which expressly continue after termination of employment due to Disability, and the Company will pay Executive, and Executive will be entitled to receive, the following:

(i)	Executive’s Compensation Accrued at Termination;

(ii)	In lieu of any annual incentive compensation under Section 4(b) for the year in which Executive becomes disabled, a Partial Year Bonus (as defined in Section 8(g));

(iii)
A single severance payment in an amount equal to the sum of: (i) two times the Executive’s Base Salary plus (ii) two times the average of the two highest Annual Incentives (as defined in Section 8(a)) received by Executive during the preceding three completed performance years, provided that the Annual Stock Target provided for in this Agreement instead of the actual Annual Stock Incentive shall be used in the calculation of the severance payment; provided further, however, that these payments may be provided under an insurance policy purchased by the Company. Such payment shall be in addition to any disability insurance payments to which the Executive is otherwise entitled and any other compensation earned by Executive hereunder;

(iv)
All equity awards held by Executive at termination that vest based on time shall be fully vested and all other terms of such awards shall be governed by the plans and programs and the agreements and other documents pursuant to which such awards were granted (subject to Section 11(c) hereof);

(v)
Unless otherwise expressly provided for in an applicable award agreement, any performance objectives upon which the earning of performance-based restricted stock, RSUs, and other equity awards and other long-term incentive awards (including cash awards, but excluding any Outperformance Incentive Award) is conditioned shall be deemed to have been met at the greater of (A) target level at the date of termination, or (B) actual performance and Reasonably Anticipated Performance at the date of termination, and such amounts shall become fully vested and non-forfeitable as a result of termination of employment at the date of such termination, and, in other respects, such awards shall be governed by the plans and programs and the agreements and other documents pursuant to which such awards were granted;

(vi)	Disability benefits shall be payable in accordance with the Company’s plans, programs and policies;

(vii)	All other rights under any other compensatory or benefit plan, including any deferral under Section 5(c), shall be governed by such plan; and

(viii)
The Company will pay or reimburse Executive for his premiums charged to continue medical coverage pursuant to COBRA, at the same or reasonably equivalent medical coverage for Executive (and, if applicable, his eligible dependents) as in effect immediately prior to the date his employment terminates, to the extent that Executive elects such continued coverage; provided that the Company’s obligation to make any payment or reimbursement pursuant to this section shall, subject to Section 5(g) of this Agreement, commence with continuation coverage for the month following the month in which Executive’s “separation from service” (as defined in Section 5(g)(v) of this Agreement) occurs and shall cease with continuation coverage for the twelfth (12th) month following the month in which Executive’s separation from service occurs (or, if earlier, shall cease upon the first to occur of the date Executive becomes eligible for coverage under the health plan of a future employer or the date the Company ceases to offer group medical coverage to its active executive employees). To the extent Executive elects COBRA coverage, Executive shall notify the Company in writing of such election prior to such coverage taking effect and complete any other continuation coverage enrollment procedures the Company may then have in place.

(d)Other Terms of Payment Following Retirement, Death, or Disability. Nothing in this Section 6 shall limit the benefits payable or provided in the event Executive’s employment terminates due to Retirement, death, or Disability under the terms of plans or programs of the Company more favorable to Executive (or his beneficiaries) than the benefits payable or provided under this Section 6 (except in the case of Annual Incentives in lieu of which amounts are paid hereunder), including plans and programs adopted after the date of this Agreement. Subject to Section 5(g), amounts payable under this Section 6 following Executive’s termination of employment will be paid or commence, as applicable, within fifty (50) days following such termination of employment, with the exact date of payment of commencement determined in the sole discretion of the Company. The Company shall have no obligation to pay any such amounts or provide any such benefits unless the Executive complies with Section 11(b).

7.	Termination of Employment For Reasons Other Than Retirement, Death, or Disability.

(a)Termination by the Company for Cause. The Company may terminate the employment of Executive hereunder for Cause (as defined in Section 8(b)) at any time. At the time Executive’s employment is terminated for Cause, the Term will terminate, all obligations of the Company and Executive under Sections 1 through 5 will immediately cease, and the Company will pay Executive, and Executive will be entitled to receive, the following:

(i)	Executive’s Compensation Accrued at Termination;

(ii)
The vesting and exercisability of stock options, restricted stock, RSUs and other equity awards held by Executive at termination and all other terms of such awards shall be governed by the plans and programs and the agreements and other documents pursuant to which such awards were granted (subject to Section 11(c) hereof); and

(iii)
All other rights under any other compensatory or benefit plan, including any deferral under Section 5(c), shall be governed by such plan. In addition, at Executive’s expense, Executive and his spouse and dependent children shall be entitled to continuation of health insurance coverage under any applicable law.

(b)Termination by Executive Other Than For Good Reason. Executive may terminate his employment hereunder voluntarily for reasons other than Good Reason (as defined in Section 8(f)) at any time upon at least 90 days’ written notice to the Company. An election by Executive not to extend the Term pursuant to Section 2 hereof shall be deemed to be a termination of employment by Executive for reasons other than Good Reason at the date of expiration of the Term. At the time Executive’s employment is terminated by Executive other than for Good Reason, the Term will terminate, all obligations of the Company and Executive under Sections 1 through 5 will immediately cease, and the Company will pay Executive, and Executive will be entitled to the same compensation and rights specified in Section 7(a).

(c)Termination by the Company Without Cause. The Company may terminate the employment of Executive hereunder without Cause upon at least 90 days’ written notice to Executive. At the time Executive’s employment is terminated by the Company (i.e., at the expiration of such notice period), the Term will terminate, all remaining obligations of the Company and Executive under Sections 1 through 5 will immediately cease (except as expressly provided below), and the Company will pay Executive, and Executive will be entitled to receive, the following:

(i)	Executive’s Compensation Accrued at Termination;

(ii)
A single severance payment in cash in an aggregate amount equal to the sum of: (i) two times the Executive’s Base Salary plus (ii) two times the average of the two highest Annual Incentives (as defined in Section 8(a)) received by Executive during the preceding three completed performance years, provided that the Annual Stock Target provided for in this Agreement instead of the actual Annual Stock Incentive shall be used in the calculation of the severance payment;

(iii)	In lieu of any annual incentive compensation under Section 4(b) for the year in which Executive’s employment terminates, a Partial Year Bonus (as defined in Section 8(g));

(iv)
All equity awards held by Executive at termination which vest based on time shall become vested and all other terms of such awards shall be governed by the plans and programs and the agreements and other documents pursuant to which such awards were granted (subject to Section 11(c) hereof);

(v)
Unless otherwise expressly provided for in an applicable award agreement, any performance objectives upon which the earning of performance-based restricted stock, RSUs, and other equity awards and other long-term incentive awards (including cash awards, but excluding any Outperformance Incentive Award) is conditioned shall be deemed to have been met at the greater of (A) target level at the date of termination, or (B) actual performance and Reasonably Anticipated Performance at the date of termination, and such amounts shall become, fully vested and non-forfeitable as a result of termination of employment at the date of such termination, and, in other respects, such awards shall be governed by the plans and programs and the agreements and other documents pursuant to which such awards were granted;

(vi)	All deferral arrangements under Section 5(c) will be settled in accordance with the plans and programs governing the deferral;

(vii)	All other rights under any other compensatory or benefit plan, including any deferral under Section 5(c), shall be governed by such plan; and

(viii)
The Company will pay or reimburse Executive for his premiums charged to continue medical coverage pursuant to COBRA, at the same or reasonably equivalent medical coverage for Executive (and, if applicable, his eligible dependents) as in effect immediately prior to the date his employment terminates, to the extent that Executive elects such continued coverage; provided that the Company’s obligation to make any payment or reimbursement pursuant to this section shall, subject to Section 5(g) of this Agreement, commence with continuation coverage for the month following the month in which Executive’s “separation from service” (as defined in Section 5(g)(v) of this Agreement) occurs and shall cease with continuation coverage for the twenty-fourth (24th) month following the month in which Executive’s separation from service occurs (or, if earlier, shall cease upon the first to occur of the date Executive becomes eligible for coverage under the health plan of a future employer or the date the Company ceases to offer group medical coverage to its active executive employees). To the extent Executive elects COBRA coverage, Executive shall notify the Company in writing of such election prior to such coverage taking effect and complete any other continuation coverage enrollment procedures the Company may then have in place.

Payments and benefits under this Section 7(c) are subject to Section 5(g). In particular, payments under Sections 7(c)(ii) and (iii) likely will be required under Section 5(g) to be made at the date six months and one day after termination of employment.
(d)Termination by Executive for Good Reason. Executive may terminate his employment hereunder for Good Reason upon 90 days’ written notice to the Company; provided, however, that if the basis for such Good Reason is correctible and the Company has corrected the basis for such Good Reason within 30 days after receipt of such notice, Executive may not then terminate his employment for Good Reason with respect to the matters addressed in the written notice, and therefore Executive’s notice of termination will automatically become null and void. Furthermore, Executive must terminate his employment within 30 days following the failure of the Company to correct the basis for Good Reason within the 30 day period following the Company’s receipt of such notice. At the time Executive’s employment is terminated by Executive for Good Reason, the Term will terminate, all obligations of the Company and Executive under Sections 1 through 5 will immediately cease (except as expressly provided below), and the Company will pay Executive, and Executive will be entitled to receive, the same compensation and rights specified in Section 7(c)(i) - (viii) and the text following clause (viii).

If any payment or benefit under this Section 7(d) is based on Base Salary or other level of compensation or benefits at the time of Executive’s termination and if a reduction in such Base Salary or other level of compensation or benefit was the basis for Executive’s termination for Good Reason, then the Base Salary or other level of compensation in effect before such reduction shall be used to calculate payments or benefits under this Section 7(d).
(e)Other Terms Relating to Certain Terminations of Employment. In the event Executive’s employment terminates for any reason set forth in Section 7(b) through (d), Executive will be entitled to the benefit of any terms of plans or agreements applicable to Executive which are more favorable than those specified in this Section 7 (except without duplication of payments or benefits, including in the case of Annual Incentives in lieu of which amounts are paid hereunder). Except as otherwise provided under Section 5(g), amounts payable under this Section 7 following Executive’s termination of employment will be paid or commence within fifty (50) days following such termination of employment, and, except for the specific payment timing rule provided under Section 11(b) with the exact date of payment or commencement determined in the sole discretion of the Company. The Company shall have no obligation to pay any such amounts or provide any such benefits unless Executive complies with Section 11(b). References to the amount of compensation paid as salary and Annual Incentives in previous years includes payments to Executive by the Company and Operating Partnership in periods prior to the Effective Date.

The Company and the Operating Partnership, and any successor(s) thereto, shall use their commercially reasonable efforts to allow Executive to receive long term capital gain treatment for federal income tax purposes for all interests held by Executive in the Operating Partnership at the time of termination of Executive’s employment (provided, that, nothing herein shall prevent Company from terminating Executive’s employment), and the Company and the Operating Partnership, and any successor(s) thereto, shall reasonably cooperate with Executive to obtain favorable tax treatment for Executive with regard to all interests held by Executive in the Operating Partnership.

8.	Definitions Relating to Termination Events.

(a)	“Annual Incentives”. For purposes of this Agreement, Annual Incentives shall mean the Annual Cash Award and the Annual Stock Target.

(b)	“Cause”. For purposes of this Agreement, “Cause” shall mean Executive’s:

(i)	conviction for commission of a felony or a crime involving moral turpitude;

(ii)	willful commission of any act of theft, fraud, embezzlement or misappropriation against the Company or its subsidiaries or affiliates; or

(iii)
willful and continued failure to substantially perform Executive’s duties hereunder (other than such failure resulting from Executive’s incapacity due to physical or mental illness), which failure is not remedied within 30 calendar days after written demand for substantial performance is delivered by the Company which specifically identifies the manner in which the Company believes that Executive has not substantially performed Executive’s duties.

No act, or failure to act, on the part of Executive shall be deemed “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Executive a copy of the resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the independent members of the Board at a meeting of the Board (after reasonable notice to Executive and an opportunity for Executive, together with Executive’s counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, Executive was guilty of conduct set forth above in this definition and specifying the particulars thereof in detail.

(c)	“Change in Control”. For purposes of this Agreement, a “Change in Control” means and includes each of the following:

(i)
A transaction or series of transactions (other than an offering of the common stock of the Company, par value $0.01 per share, to the general public, through a registration statement filed with the Securities and Exchange Commission)

whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company and immediately after such acquisition possesses more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(ii)
During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Section 8(c)(i) hereof or Section 8(c)(iii) hereof) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(iii)
The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

A.
Which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “ Successor Entity ”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and;

B.
After which no person or group (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act) voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 8(c)(iii)(B) as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or

(iv)	The Company’s stockholders approve a liquidation or dissolution of the Company and all material contingencies to such liquidation or dissolution have been satisfied or waived.

(d)	“Compensation Accrued at Termination”. For purposes of this Agreement, “Compensation Accrued at Termination” means the following:

(i)
The unpaid portion of annual Base Salary at the rate payable, in accordance with Section 4(a) hereof, at the date of Executive’s termination of employment, pro-rated through such date of termination, payable in accordance with the Company’s regular pay schedule;

(ii)
Except as otherwise provided in this Agreement, all earned and unpaid and/or vested, non-forfeitable amounts owing or accrued at the date of Executive’s termination of employment under any compensation and benefit plans, programs, and arrangements set forth or referred to in Sections 4(b) and 5(a) and 5(b) hereof (including any earned and vested Annual Incentives) in which Executive theretofore participated, payable in accordance with the terms and conditions of the plans, programs, and arrangements (and agreements and documents thereunder) pursuant to which such compensation and benefits were granted or accrued; and

(iii)
Reasonable business expenses and disbursements incurred by Executive prior to Executive’s termination of employment, to be reimbursed to Executive, as authorized under Section 5(d), in accordance the Company’s reimbursement policies as in effect at the date of such termination.

(e)
“Disability”. For purposes of this Agreement, “Disability” means that Executive qualifies to receive long-term disability payments under the Company’s or the Operating Partnership’s long-term disability insurance program, as it may be amended from time to time.

(f)
“Good Reason”. For purposes of this Agreement, “Good Reason” shall mean, without Executive’s express written consent, the occurrence of any of the following circumstances unless, if correctable, such circumstances are fully corrected within 30 days of the notice of termination given in respect thereof:

(i)
the assignment to Executive of duties materially inconsistent with Executive’s position and status hereunder, or an alteration, materially adverse to Executive, in the nature of Executive’s duties, responsibilities, and authorities, Executive’s positions or the conditions of Executive’s employment from those specified in Section 3 or otherwise hereunder (other than inadvertent actions which are promptly remedied); except the foregoing shall not constitute Good Reason if occurring in connection with the termination of Executive’s employment for Cause, Disability, Retirement, as a result of Executive’s death, or as a result of action by or with the consent of Executive; for purposes of this Section 8(f)(i), references to the Company (and the Board and stockholders of the Company) refer to the ultimate parent company (and its board and stockholders) succeeding the Company following an acquisition in which the corporate existence of the Company continues, in accordance with Section 13(b);

(ii)
on or after a Change in Control (A) a material reduction by the Company in Executive’s Base Salary, (B) the setting of Executive’s annual target incentive opportunity or payment of earned Annual Incentives in amounts materially less than specified under or otherwise not in conformity with Section 4 hereof, or (C) a material adverse change in benefits not in conformity with Section 5;

(iii)
the material failure by the Company to pay to Executive any portion of Executive’s base salary or to pay to Executive any portion of an installment of deferred compensation under any deferred compensation program of the Company within seven days of the date such compensation is due;

(iv)
the failure by the Company to continue in effect any material compensation or benefit plan in which Executive participated immediately prior to a Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue Executive’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amounts of compensation or benefits provided and the level of Executive’s participation relative to other participants, as existed at the time of the Change in Control;

(v)
the failure of the Company to obtain a satisfactory agreement from any successor to the Company to fully assume the Company’s obligations and to perform under this Agreement, as contemplated in Section 13(b) hereof; or

(vi)	any other failure by the Company to perform any material obligation under, or breach by the Company of any material provision of, this Agreement.

(g)
“Partial Year Bonus”. For purposes of this Agreement, a Partial Year Bonus is an amount equal to the annual incentive compensation that would have become payable to Executive for that year if his employment had not terminated, based on the performance actually achieved prior to the date Executive’s employment terminates and the Reasonably Anticipated Performance for the remainder of the year.

(h)	Intentionally omitted

(i)
“Reasonably Anticipated Performance”. For purposes of this Agreement, “Reasonably Anticipated Performance” is performance reasonably anticipated at the time of termination of employment, as determined by the Board, in good faith, based on discussions with management of the Company and Executive and based on documents (including term sheets, leases and letters of intent) and, in the absence of documentation, material negotiations have commenced at the time of termination and the transaction in question is completed, and other facts and circumstances in existence at the time of termination.

9.	Payment of Financial Obligations

The payment or provision to the Executive by the Company of any remuneration, benefits or other financial obligations pursuant to this Agreement, including, without limitation, the payment of Executive’s Base Salary, Annual Cash Award, Annual Stock Incentive, and other benefits set forth in Section 5(b) hereof, the payment of the severance payment and Partial Year Bonus and provision of the severance benefits (if applicable) as set forth in Section 6 and Section 7 hereof and any indemnification obligations, shall be allocated between the Company and the Operating Partnership by the Committee based on any reasonable method.

10.	Rabbi Trust Obligation; Excise Tax-Related Provisions.

(a)Rabbi Trust Funding. In the event of a Change in Control (other than an acquisition resulting in the acquirer being the beneficial owner of less than 50% of the Company’s voting securities), the Company shall, not later than 30 days after the time of such Change in Control, have established one or more rabbi trusts and shall deposit therein cash in an amount sufficient to provide for full payment of all potential cash obligations of the Company that have arisen or would arise as a result such Change in Control and a subsequent termination of Executive’s employment under Section 7(c) or 7(d). Such rabbi trust(s) shall be irrevocable and shall provide that the Company may not, directly or indirectly, use or recover any assets of the trust(s) until such time as all obligations which potentially could arise hereunder have been settled and paid in full, subject only to the claims of creditors of the Company in the event of insolvency or bankruptcy of the Company.

(b)Reduction of Payments If Excise Tax Would Apply. In the event Executive becomes entitled to any amount of benefits payable in connection with a Change in Control or other change in control (whether or not such amounts are payable pursuant to this Agreement) (the “Severance Payments”) and Executive’s receipt of such Severance Payments would cause Executive to become subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Code (or any similar federal, state, or local tax that may hereafter be imposed), the Company shall reduce the Severance Payments to the extent necessary to avoid the application of the Excise Tax if, as a result of such reduction, the net benefits to Executive of the Severance Payments as so reduced (after payment of applicable income taxes) exceeds the net benefit to Executive of the Severance Payments without such reduction (after payment of applicable income taxes and excise taxes). Unless Executive shall have given prior written notice specifying a different order to the Company to effectuate the foregoing, the Company shall reduce the Severance Payments by first reducing the portion of the Severance Payments which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Change in Control. Any notice given by the Executive pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing the Executive’s rights and entitlements to any benefits or compensation. The determination that Executive’s Severance Payments would cause him to become subject to the Excise Tax and the calculation of the amount of any reduction, shall be made, at the Company’s discretion, by the Company’s outside auditing firm or by a nationally-recognized accounting or benefits consulting firm designated by the Company prior to a Change in Control. The firm’s expenses shall be paid by the Company.

11.	Restrictive Covenants; Release of Claims.

(a)Restrictive Covenants. In connection with the entering into of this Agreement, Executive and the Company and the Operating Partnership shall execute a Non-Competition, Non-Solicitation and Non-Disclosure Agreement in the form attached hereto as Exhibit A (the “Non-Competition, Non-Solicitation and Non-Disclosure Agreement”).

(b)Release of Employment Claims. Executive agrees, as a condition to receipt of any termination payments and benefits provided for in Sections 6 and 7 herein (other than Compensation Accrued at Termination) (the “Termination Benefits”), that he will execute and not revoke a general release in substantially the form attached hereto as Exhibit B. Such general release shall be provided to Executive within five (5) days of his termination of employment and he shall execute the general release within thirty (30) days and, pursuant to Exhibit B, the revocation period with respect to such release is seven (7) days. In the event the release of claims (and the expiration of any revocation rights provided therein) could become effective in one of two (2) taxable years of Executive depending on when Executive executes and delivers the release, any payment conditioned on execution of the release shall not be made earlier than the first business day of the later of such tax years.

(c)Forfeiture of Outstanding Options and Other Equity Awards. The provisions of Sections 6 and 7 notwithstanding, all options to purchase Stock and other equity awards granted by the Company shall be subject to forfeiture in accordance with the terms of the Non-Competition, Non-Solicitation and Non-Disclosure Agreement.

(d)Survival. The provisions of the Non-Competition, Non-Solicitation and Non-Disclosure Agreement shall survive the termination of the Term and any termination or expiration of this Agreement.

12.	Governing Law; Disputes; Arbitration.

(a)Governing Law. This Agreement is governed by and is to be construed, administered, and enforced in accordance with the laws of the State of California, without regard to conflicts of law principles. If under the governing law, any portion of this Agreement is at any time deemed to be in conflict with any applicable statute, rule, regulation, ordinance, or other principle of law, such portion shall be deemed to be modified or altered to the extent necessary to conform thereto or, if that is not possible, to be omitted from this Agreement. The invalidity of any such portion shall not affect the force, effect, and validity of the remaining portion hereof.

(b)Reimbursement of Expenses in Enforcing Rights. All reasonable costs and expenses (including fees and disbursements of counsel) incurred by Executive in negotiating this Agreement shall be paid on behalf of or reimbursed to Executive promptly by the Company. All reasonable costs and expenses (including fees and disbursements of counsel) incurred by Executive in seeking to interpret this Agreement or enforce rights pursuant to this Agreement (A) prior to a Change in Control, shall be paid on behalf of or reimbursed to Executive promptly by the Company provided the Executive is the prevailing party, and (B) after a Change in Control, shall be paid on behalf of or reimbursed to Executive promptly by the Company regardless of whether Executive is the prevailing party, provided that no reimbursement shall be made of such expenses relating to any unsuccessful assertion of rights if and to the extent that Executive’s assertion of such rights was in bad faith or frivolous, as determined by arbitrators in accordance with Section 12(c) or a court having jurisdiction over the matter.

(c)Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Los Angeles, California by three arbitrators in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in effect at the time of submission to arbitration. Judgment may be entered on the arbitrators’ award in any court having jurisdiction. For purposes of entering any judgment upon an award rendered by the arbitrators, the Company and Executive hereby consent to the jurisdiction of any or all of the following courts: (i) the United States District Court for the Southern District of California, (ii) any of the courts of the State of California, or (iii) any other court having jurisdiction. The Company and Executive further agree that any service of process or notice requirements in any such proceeding shall be satisfied if the rules of such court relating thereto have been substantially satisfied. The Company and Executive hereby waive, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to such jurisdiction and any defense of inconvenient forum. The Company and Executive hereby agree that a judgment upon an award rendered by the arbitrators may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Subject to Section 12(b), the Company shall bear all costs and expenses arising in connection with any arbitration proceeding pursuant to this Section 12. Notwithstanding any provision in this Section 12, Executive shall be paid compensation due and owing under this Agreement during the pendency of any dispute or controversy arising under or in connection with this Agreement.

(d)Interest on Unpaid Amounts. Any amount which has become payable pursuant to the terms of this Agreement or any decision by arbitrators or judgment by a court of law pursuant to this Section 12 but which has not been timely paid shall bear interest at the prime rate in effect at the time such amount first becomes payable, as quoted by the Company’s principal bank.

(e)LIMITATION ON LIABILITIES. IF EITHER EXECUTIVE OR THE COMPANY IS AWARDED ANY DAMAGES AS COMPENSATION FOR ANY BREACH OR ACTION RELATED TO THIS AGREEMENT, A BREACH OF ANY COVENANT CONTAINED IN THIS AGREEMENT (WHETHER EXPRESS OR IMPLIED BY EITHER LAW OR FACT), OR ANY OTHER CAUSE OF ACTION BASED IN WHOLE OR IN PART ON ANY BREACH OF ANY PROVISION OF THIS AGREEMENT, SUCH DAMAGES SHALL BE LIMITED TO CONTRACTUAL AND CONSEQUENTIAL DAMAGES PLUS INTEREST ON ANY DELAYED PAYMENT AT THE MAXIMUM RATE PER ANNUM ALLOWABLE BY APPLICABLE LAW FROM AND AFTER THE DATE(S) THAT SUCH PAYMENTS WERE DUE AND SHALL EXCLUDE PUNITIVE DAMAGES EVEN IF THE RULES REFERRED TO IN SECTION 12(C) WOULD PROVIDE OTHERWISE.

(f)WAIVER OF JURY TRIAL. TO THE EXTENT APPLICABLE, EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL FOR ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM

RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT. This provision is subject to Section 12(C), requiring arbitration of disputes hereunder.

13.	Miscellaneous.

(a)Integration. This Agreement cancels and supersedes any and all prior agreements and understandings (whether written or oral) between the parties hereto with respect to the employment of Executive by the Company, any parent or predecessor company, and the Company’s subsidiaries during the Term, including the Prior Employment Agreement, but excluding (1) existing contracts relating to compensation under executive compensation and employee benefit plans of the Company and its subsidiaries, (2) the Non-Competition, Non-Solicitation and Non-Disclosure Agreement, and (3) the Indemnification Agreement. This Agreement constitutes the entire agreement among the parties with respect to the matters herein provided, and no modification or waiver of any provision hereof shall be effective unless in writing and signed by the parties hereto. Executive shall not be entitled to any payment or benefit under this Agreement which duplicates a payment or benefit received or receivable by Executive under such prior agreements and understandings or under any benefit or compensation plan of the Company.

(b)Successors; Transferability. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise, and whether or not the corporate existence of the Company continues) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise and, in the case of an acquisition of the Company in which the corporate existence of the Company continues, the ultimate parent company following such acquisition. Subject to the foregoing, the Company may transfer and assign this Agreement and the Company’s rights and obligations hereunder to another entity that is substantially comparable to the Company in its financial strength and ability to perform the Company’s obligations under this Agreement. Neither this Agreement nor the rights or obligations hereunder of the parties hereto shall be transferable or assignable by Executive, except in accordance with the laws of descent and distribution or as specified in Section 13(c).

(c)Beneficiaries. Executive shall be entitled to designate (and change, to the extent permitted under applicable law) a beneficiary or beneficiaries to receive any compensation or benefits provided hereunder following Executive’s death.

(d)Notices. Whenever under this Agreement it becomes necessary to give notice, such notice shall be in writing, signed by the party or parties giving or making the same, and shall be served on the person or persons for whom it is intended or who should be advised or notified, by Federal Express or other similar overnight service or by certified or registered mail, return receipt requested, postage prepaid and addressed to such party at the address set forth below or at such other address as may be designated by such party by like notice:

If to the Company:
KILROY REALTY CORPORATION
12200 West Olympic Boulevard, Suite 200
Los Angeles, CA 90064
Attention: Corporate Counsel
If to Executive, to the address most recently on file in the payroll records of the Company.
If the parties by mutual agreement supply each other with fax numbers for the purposes of providing notice by facsimile, such notice shall also be proper notice under this Agreement. In the case of Federal Express or other similar overnight service, such notice or advice shall be effective when sent, and, in the cases of certified or registered mail, shall be effective two days after deposit into the mails by delivery to the U.S. Post Office.
(e)Reformation. The invalidity of any portion of this Agreement shall not be deemed to render the remainder of this Agreement invalid.

(f)Headings. The headings of this Agreement are for convenience of reference only and do not constitute a part hereof.

(g)No General Waivers. The failure of any party at any time to require performance by any other party of any provision hereof or to resort to any remedy provided herein or at law or in equity shall in no way affect the right of such party to require such performance or to resort to such remedy at any time thereafter, nor shall the waiver by any party of a breach of any of the provisions hereof be deemed to be a waiver of any subsequent breach of such provisions. No such waiver shall be effective unless in writing and signed by the party against whom such waiver is sought to be enforced

(h)No Obligation To Mitigate. Executive shall not be required to seek other employment or otherwise to mitigate Executive’s damages upon any termination of employment; provided, however, that, to the extent Executive receives from a subsequent employer health or other insurance benefits that are substantially similar to the benefits referred to in Section 5(b) hereof, any such benefits to be provided by the Company to Executive following the Term shall be correspondingly reduced.

(i)Offsets; Withholding. The amounts required to be paid by the Company to Executive pursuant to this Agreement shall not be subject to offset other than with respect to any amounts that are owed to the Company by Executive due to his receipt of funds as a result of his fraudulent activity. The foregoing and other provisions of this Agreement notwithstanding, all payments to be made to Executive under this Agreement, including under Sections 6 and 7, or otherwise by the Company, will be subject to withholding to satisfy required withholding taxes and other required deductions.

(j)Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of Executive, his heirs, executors, administrators and beneficiaries, and shall be binding upon and inure to the benefit of the Company and its successors and assigns.

(k)Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

(l)Due Authority and Execution. The execution, delivery and performance of this Agreement have been duly authorized by the Company and this Agreement represents the valid, legal and binding obligation of the Company, enforceable against the Company according to its terms.

(m)Representations of Executive. Executive represents and warrants to the Company that he has the legal right to enter into this Agreement and to perform all of the obligations on his part to be performed hereunder in accordance with its terms and that he is not a party to any agreement or understanding, written or oral, which prevents him from entering into this Agreement or performing all of his obligations hereunder. In the event of a breach of such representation or warranty on Executive’s part or if there is any other legal impediment which prevents him from entering into this Agreement or performing all of his obligations hereunder, the Company shall have the right to terminate this Agreement forthwith in accordance with the same notice and hearing procedures specified above in respect of a termination by the Company for Cause pursuant to Section 7(a) and shall have no further obligations to Executive hereunder. Notwithstanding a termination by the Company under this Section 13(m), Executive’s obligations under the Non-Competition, Non-Solicitation and Non-Disclosure Agreement shall survive such termination.

14.	D&O Insurance.

The Company will maintain directors’ and officers’ liability insurance during the Term and for a period of six years thereafter, covering acts and omissions of Executive during the Term, on terms substantially no less favorable than those in effect on the Effective Date.
[Signature Page Follows]

IN WITNESS WHEREOF, Executive and the Company have executed this Agreement as of the Effective Date.

KILROY REALTY CORPORATION,
a Maryland corporation
By:	/s/ Jeffrey C. Hawken
Name: Jeffrey C. Hawken
Title: Executive Vice President and Chief Operating Officer

By:	/s/ Joseph E. Magri
Name: Joseph E. Magri
Title: Senior Vice President and Corporate Counsel

KILROY REALTY, L.P.,
a Delaware limited partnership

By:	KILROY REALTY CORPORATION
a Maryland corporation
its general partner
	By:	/s/ Jeffrey C. Hawken
Name: Jeffrey C. Hawken
Title: Executive Vice President and Chief Operating Officer

	By:	/s/ Joseph E. Magri
Name: Joseph E. Magri
Title: Senior Vice President and Corporate Counsel

EXECUTIVE

/s/ Tyler H. Rose
Tyler H. Rose

EXHIBIT A
NON-COMPETITION, NON-SOLICITATION AND NON-DISCLOSURE AGREEMENT
(See Attached)

NON-COMPETITION, NON-SOLICITATION AND NON-DISCLOSURE AGREEMENT
THIS NON-COMPETITION, NON-SOLICITATION AND NON-DISCLOSURE AGREEMENT (this “Agreement”) is dated as of January 28, 2016, by and among Kilroy Realty Corporation, a Maryland corporation (the “Company”), Kilroy Realty, L.P., a Delaware limited partnership (the “Operating Partnership”), and Tyler H. Rose (“Executive”). Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in the Employment Agreement (as defined below).
WHEREAS, the Company, the Operating Partnership, and Executive entered into an Employment Agreement, effective as of January 28, 2016 (the “Employment Agreement”), the terms of which superseded that certain Employment Agreement, originally effective as of January 1, 2007 and as amended in December 2008, between the Company, the Operating Partnership and Executive (the “Prior Employment Agreement”); and
WHEREAS, the Company, the Operating Partnership and Executive desire to enter into this Agreement to implement Section 11(a) of the Employment Agreement.
NOW, THEREFORE, in furtherance of the foregoing and in exchange for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto hereby agree as follows:
1.Noncompetition.

(a)At any time during the Period of Employment (as defined below), Executive shall be prohibited from engaging in Competition (as defined below) with the Operating Partnership, the Company or any of their respective subsidiaries and affiliates. For purposes of this Agreement, “Period of Employment” means the period Executive is employed by the Company or any of its affiliates.

(b)The term “Competition” for purposes of this Agreement shall mean the taking of any of the following actions by Executive: (A) conducting, directly or indirectly, real property development, acquisition, sale or management activity if such activity relates to a Material Business (as defined below), whether such business is conducted by Executive individually or as principal, partner, officer, director, consultant, employee, stockholder or manager of any person, partnership, corporation, limited liability company or any other entity; and (B) owning interests in office or industrial real property or other real property which are competitive, directly or indirectly, with any Material Business carried on, directly or through one or more subsidiaries or affiliates or otherwise, by the Operating Partnership or the Company, in the same geographic area.

Notwithstanding the foregoing, the term “Competition” shall be deemed to exclude:
(i)Executive’s ownership of a passive interest in real property;

(ii)Executive participating in the following activities: (a) activities relating to real estate development in geographic regions where none of the Operating Partnership, the Company or their respective subsidiaries or affiliates are engaged in business; (b) activities involving products (X) which are not competitive, directly or indirectly, with any Material Business carried on by the Operating Partnership, the Company, or any of their respective subsidiaries or affiliates, (Y) with which none of the Operating Partnership, the Company, or their respective subsidiaries or affiliates are involved, and (Z) which do not conflict with any of the activities of the Operating Partnership, the Company, or their respective subsidiaries or affiliates; (c) any activities in which Executive was engaged prior to a Change in Control (as such term is defined in the Company’s 2006 Incentive Award Plan, as it may be amended from time to time) that were not Competition or for which a waiver was granted by the Board; and (d) serving as a director of a for-profit business engaged in the activities described in Section 1(b)(ii)(a) or Section 1(b)(ii)(b); and

(i)Executive becoming a principal, partner, officer, director, consultant, employee, stockholder or manager of any person, partnership, corporation, limited liability company or any other entity, which does not, directly or indirectly, engage in any activity that would be Competition if engaged in by Executive individually.

A “Material Business” is any real property business or segment (e.g., the business of owning, developing, acquiring and/or managing commercial real estate office properties) from which (i) during the preceding 12 months the Operating Partnership and/or the Company derived more than 10% of its revenues (such percentage determined on a pro forma basis for any business acquired during such 12 month period as if the acquisition had occurred at the beginning of such 12 month period), or (ii) it is reasonably expected that the Operating Partnership and/or the Company will derive more than 10% of its revenues during the one (1) year following a Change in Control. Notwithstanding the foregoing, Executive shall have the ability to make investments to protect and maintain his or her tax position for federal income tax purposes in all interests held by Executive in the Operating Partnership at the time of termination of Executive’s employment.
2.Non-Solicitation. Without the consent in writing of the Board, Executive will not, at any time during the Period of Employment and for a period of two (2) years following Executive’s Separation Date (as defined below), acting alone or in conjunction with others, directly or indirectly (i) induce any customers of the Company or any of its affiliates with whom Executive has had contacts or relationships, directly or indirectly, during and within the scope of his or her employment with the Company or any of its affiliates, to curtail or cancel their business with the Company or any such affiliate; (ii) induce, or attempt to influence, any employee of the Company or any of its affiliates to terminate employment; or (iii) solicit or assist any third party in the solicitation of, any person who is an employee of the Company or any affiliate; provided, however, that activities engaged in by or on behalf of the Company are not restricted by this covenant. The provisions of subsections (i), (ii), and (iii) above are separate and distinct commitments independent of each of the other subparagraphs. Notwithstanding anything in this Section 2 to the contrary, Executive is permitted to solicit any individual who served as his or her executive assistant during the Period of Employment. This Section 2 also does not limit any general advertising or job posting not directed at any individual or group of employees of the Company or any of its affiliates. For purposes of this Agreement, “Separation Date” means the date Executive’s employment by the Company or any of its affiliates terminates for any reason (whether with or without cause, voluntarily or involuntarily, or due to death or disability).

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3.Non-Disclosure; Ownership of Work. Executive shall not, at any time during the Period of Employment or at any time thereafter (including following a termination of Executive’s employment for any reason, whether with or without cause, voluntarily or involuntarily, or due to death or disability), disclose, use, transfer, or sell, except in the course of employment with or other service to the Company, any proprietary information, secrets, organizational or employee information, or other confidential information belonging or relating to the Company and its affiliates and customers so long as such information has not otherwise been disclosed through no wrongdoing of Executive or an individual under a similar restriction or is not otherwise in the public domain, except as required by law or pursuant to legal process. In addition, nothing herein shall preclude Executive from providing truthful information or documents to a government authority with jurisdiction over the Company in connection with an investigation by that authority, or as to a possible violation of applicable law, as long as (i) the information or documents were not obtained through a communication subject to the attorney-client privilege and (ii) such disclosure is required or permitted by law.  The Company encourages Executive, to the extent legally permitted, to give the Company the earliest possible notice of any actual or prospective disclosure to such a government authority or as a result of any legal process. In addition, upon termination of Executive’s employment for any reason, Executive shall return to the Company or its affiliates all documents and other media containing information belonging or relating to the Company or its affiliates. Executive shall promptly disclose in writing to the Company all inventions, discoveries, developments, improvements and innovations (collectively referred to as “Inventions”) that Executive has conceived or made during the Period of Employment; provided, however, that in this context “Inventions” are limited to those which (i) relate in any manner to the existing or contemplated business activities of the Company and its affiliates; (ii) are suggested by or result from Executive’s work at the Company; or (iii) result from the use of the time, materials or facilities of the Company and its affiliates. All Inventions will be the Company’s property rather than Executive’s. Should the Company request it, Executive agrees to sign any document that the Company may reasonably require to establish ownership in any Invention.

4.Cooperation With Regard to Litigation. Executive agrees to cooperate with the Company, during the Period of Employment or at any time thereafter (including following a termination of Executive’s employment for any reason, whether with or without cause, voluntarily or involuntarily, or due to death or disability), by making himself or herself available to testify on behalf of the Company or any subsidiary or affiliate of the Company, in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Company, or any subsidiary or affiliate of the Company, in any such action, suit, or proceeding, by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Company, or any subsidiary or affiliate of the Company, as may be reasonably requested and after taking into account Executive’s post-termination responsibilities and obligations. The Company agrees to reimburse Executive, on an after-tax basis, for all reasonable expenses actually incurred in connection with his or her provision of such testimony or assistance as may be requested by the Board or its representatives.

5.Non-Disparagement. Executive shall not, at any time during the Period of Employment or at any time thereafter (including following a termination of Executive’s employment for any reason, whether with or without cause, voluntarily or involuntarily, or due to death or disability) make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly

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or indirectly, disparage or be damaging to the Company, its subsidiaries or affiliates or their respective officers, directors, employees, advisors, businesses or reputations, nor shall members of the Board of Directors or the Company’s Chief Executive Officer make any such statements or representations regarding Executive. Notwithstanding the foregoing, nothing in this Agreement shall preclude Executive, members of the Board of Directors, or the Company’s Chief Executive Officer from making truthful statements that are required by applicable law, regulation or legal process.

6.Forfeiture of Outstanding Options and Other Equity Awards. The provisions of Sections 6 and 7 of the Employment Agreement notwithstanding, if Executive fails to comply with the restrictive covenants under Sections 1, 2 or 3 of this Agreement (the date of such failure, the “Noncompliance Date”), all Covered Equity Awards (as defined below) then held by Executive or a transferee of Executive shall be immediately forfeited and thereupon such Covered Equity Awards shall be cancelled. Notwithstanding the foregoing, Executive shall not forfeit any Covered Equity Award unless and until there shall have been delivered to him or her, within six (6) months after the Board (i) had knowledge of conduct or an event allegedly constituting grounds for such forfeiture and (ii) had reason to believe that such conduct or event could be grounds for such forfeiture, a copy of a resolution duly adopted by a majority affirmative vote of the membership of the Board (excluding Executive) at a meeting of the Board called and held for such purpose (after giving Executive reasonable notice specifying the nature of the grounds for such forfeiture and not less than 30 days to correct the acts or omissions complained of, if correctable, and affording Executive the opportunity, together with his or her counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, Executive has engaged in conduct set forth in this Section 6 which constitutes grounds for forfeiture of Executive’s Covered Equity Awards; provided, however, that if any option is exercised or equity award is settled after delivery of such notice, such option or equity award constitutes a Covered Equity Award, and the Board subsequently makes the determination described in this sentence, Executive shall be required to pay to the Company (or the Operating Partnership, as to any Covered Equity Award granted by the Operating Partnership) an amount equal to the difference between the aggregate value of the shares acquired upon such exercise of the option at the date of the Board determination and the aggregate exercise price paid by Executive and an amount equal to the fair market value of the shares delivered in settlement of the equity award at the date of such determination (net of any cash payment for the shares by Executive). Any such forfeiture shall apply to the Covered Equity Awards notwithstanding any term or provision of any applicable award agreement. In addition, Executive agrees that all compensation paid or payable to Executive shall be subject to (i) the provisions of the Company’s claw-back policy as in effect on the Effective Date, and (ii) any claw-back required by applicable law. For purposes of this Agreement, a “Covered Equity Award” means a stock option, restricted stock, stock unit, performance unit, profit interest, or other equity award that was granted to Executive by the Company or the Operating Partnership after the date that is three years before the Noncompliance Date at issue.

7.Remedies; Waiver of Jury Trial. Executive agrees that any breach of the terms of this Agreement would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law. Executive therefore also agrees that in the event of said breach or any threat of breach, and notwithstanding Section 12 of the Employment

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Agreement, the Company shall be entitled to an immediate injunction and restraining order from a court of competent jurisdiction to prevent such breach and/or threatened breach and/or continued breach by Executive and/or any and all persons and/or entities acting for and/or with Executive, without having to prove damages. The availability of injunctive relief shall be in addition to any other remedies to which the Company may be entitled at law or in equity, but remedies other than injunctive relief may only be pursued in an arbitration brought in accordance with Section 12 of the Employment Agreement. The terms of this paragraph shall not prevent the Company from pursuing in an arbitration any other available remedies for any breach or threatened breach of this Agreement, including but not limited to the recovery of damages from Executive. Executive, the Operating Partnership, and the Company agree to waive their rights to a jury trial for any claim or cause of action based upon or arising out of this Agreement or any dealings between them relating to the subject matter of this Agreement.

Executive hereby further agrees that, if it is ever determined, in an arbitration brought in accordance with Section 12 of the Employment Agreement, that willful actions by Executive have constituted wrongdoing that contributed to any material misstatement or omission from any report or statement filed by the Company with the U.S. Securities and Exchange Commission or material fraud against the Company, then the Company, or its successor, as appropriate, may recover all of any award or payment made to Executive, less the amount of any net tax owed by Executive with respect to such award or payment over the tax benefit to Executive from the repayment or return of the award or payment, pursuant to Section 7(c) or (d) of the Employment Agreement, and Executive agrees to repay and return such awards and amounts to the Company within 30 calendar days of receiving notice from the Company that the Board has made the determination referenced above and accordingly the Company is demanding repayment pursuant to this Section 7. The Company or its successor may, in its sole discretion, affect any such recovery by (i) obtaining repayment directly from Executive; (ii) setting off the amount owed to it against any amount or award that would otherwise be payable by the Company to Executive; or (iii) any combination of (i) and (ii) above.
8.Attorneys’ Fees. If any legal action, arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach or default in connection with any of the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding, including any appeal of such action or proceeding, in addition to any other relief to which that party may be entitled.

9.Survival. This Agreement shall survive the termination of Executive’s employment and the assignment of this Agreement by the Operating Partnership or the Company to any successor to their respective business as provided in Section 13.

10.Severability. Any provision of this Agreement which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this paragraph, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering any other provisions of this Agreement invalid, illegal or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such

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covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

11.Governing Law and Venue. This Agreement shall be governed, construed, interpreted and enforced in accordance with the laws of the State of California, without regard to the conflict of laws principles thereof. Executive expressly consents to personal jurisdiction and venue in the state and federal courts (a) for the county in which the principal place of the Operating Partnership’s business is located for any lawsuit filed there against Executive by the Operating Partnership arising from or related to this Agreement, or (b) for the county in which the principal place of the Company’s business is located for any lawsuit filed there against Executive by the Company arising from or related to this Agreement.

12.Entire Agreement. Subject to Section 3(b) of the Employment Agreement, this Agreement contains the entire agreement and understanding between the Operating Partnership, the Company and Executive with respect to the subject matter hereof, and supersedes all prior agreements and understandings with respect to the subject matter hereof (including, without limitation, the Prior Employment Agreement), and the parties hereto have made no representations, promises, agreements or understandings, written or oral, relating to the subject matter of this Agreement which are not set forth herein. This Agreement shall not be changed unless in writing and signed by both Executive and an authorized representative of the Operating Partnership and the Company. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement shall be construed as superseding or replacing the terms of (1) the Employment Agreement or (2) that certain Indemnification Agreement, dated January 5, 2010, entered into by and between Executive, the Company and the Operating Partnership, as it may be subsequently amended.

13.Assignment. This Agreement may not be assigned by Executive, but may be assigned by the Operating Partnership and the Company to any successor to their respective business and will inure to the benefit of and be binding upon any such successor.

14.Notice. Whenever under this Agreement it becomes necessary to give notice, such notice shall be in writing, signed by the party or parties giving or making the same, and shall be served on the person or persons for whom it is intended or who should be advised or notified, by Federal Express or other similar overnight service or by certified or registered mail, return receipt requested, postage prepaid and addressed to such party at the address set forth below or at such other address as may be designated by such party by like notice.

If to the Company:
KILROY REALTY CORPORATION
12200 West Olympic Boulevard, Suite 200
Los Angeles, CA 90064
Attention: Corporate Counsel

If to Executive, to the address most recently on file in the payroll records of the Company.

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If the parties by mutual agreement supply each other with fax numbers for the purposes of providing notice by facsimile, such notice shall also be proper notice under this Agreement. In the case of Federal Express or other similar overnight service, such notice or advice shall be effective when sent, and, in the cases of certified or registered mail, shall be effective two days after deposit into the mails by delivery to the U.S. Post Office.

15.Waiver. Any waiver or failure to enforce any provision of this Agreement on one occasion will not be deemed a waiver of that provision or any other provision on any other occasion.

16.Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

17.Executive’s Acknowledgment. Executive acknowledges (a) that he or she has had the opportunity to consult with independent counsel of his or her own choice concerning this Agreement, and (b) that he or she has read and understands the Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Operating Partnership or the Company other than those contained in writing herein, and has entered into the Agreement freely based on his or her own judgment.
[Signature Page Follows]

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IN WITNESS WHEREOF, Executive and the Company have executed this Agreement as of the date and year first above written.

KILROY REALTY CORPORATION,
a Maryland corporation
By:	/s/ Jeffrey C. Hawken
Name: Jeffrey C. Hawken
Title: Executive Vice President and Chief Operating Officer

By:	/s/ Joseph E. Magri
Name: Joseph E. Magri
Title: Senior Vice President and Corporate Counsel

KILROY REALTY, L.P.,
a Delaware limited partnership

By:	KILROY REALTY CORPORATION
a Maryland corporation
its general partner
	By:	/s/ Jeffrey C. Hawken
Name: Jeffrey C. Hawken
Title: Executive Vice President and Chief Operating Officer

	By:	/s/ Joseph E. Magri
Name: Joseph E. Magri
Title: Senior Vice President and Corporate Counsel

EXECUTIVE

/s/ Tyler H. Rose
Tyler H. Rose

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EXHIBIT B
FORM OF RELEASE
1.Release by the Executive. For and in consideration of the payments and other benefits due to Tyler H. Rose (the “Executive”) pursuant to the Employment Agreement dated as of January 28, 2016 (the “Agreement”), by and between Kilroy Realty Corporation, (the “Company”), Kilroy Realty, L.P. and the Executive, and for other good and valuable consideration, the Executive hereby agrees, for the Executive, the Executive’s spouse and child or children (if any), the Executive’s heirs, beneficiaries, devisees, executors, administrators, attorneys, personal representatives, successors and assigns, to forever release, discharge and covenant not to sue the Company, or any of its divisions, affiliates, subsidiaries, parents, branches, predecessors, successors, assigns, and, with respect to such entities, their officers, directors, trustees, employees, agents, shareholders, administrators, general or limited partners, representatives, attorneys, insurers and fiduciaries, past, present and future (the “Released Parties”) from any and all claims of any kind arising out of, or related to, his employment with the Company, its affiliates and subsidiaries (collectively, with the Company, the “Affiliated Entities”) or the Executive’s separation from employment with the Affiliated Entities, which the Executive now has or may have against the Released Parties, whether known or unknown to the Executive, by reason of facts which have occurred on or prior to the date that the Executive has signed this Release. Such released claims include, without limitation, any and all claims relating to the foregoing under federal, state or local laws pertaining to employment, including, without limitation, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000e et. seq., the Fair Labor Standards Act, as amended, 29 U.S.C. Section 201 et. seq., the Americans with Disabilities Act, as amended, 42 U.S.C. Section 12101 et. seq., the Reconstruction Era Civil Rights Act, as amended, 42 U.S.C. Section 1981 et. seq., the Rehabilitation Act of 1973, as amended, 29 U.S.C. Section 701 et. seq., the Family and Medical Leave Act of 1992, 29 U.S.C. Section 2601 et. seq., and any and all state or local laws regarding employment discrimination and/or federal, state or local laws of any type or description regarding employment, including but not limited to any claims arising from or derivative of the Executive’s employment with the Affiliated Entities, as well as any and all such claims under state contract or tort law.

2.Acknowledgment of Payment of Wages. Except for accrued vacation (which the parties agree totals approximately [____] days of pay) and salary for the current pay period, the Executive acknowledges that he or she has received all amounts owed for his or her regular and usual salary (including, but not limited to, any bonus, severance, or other wages), and usual benefits through the date of this Release.

3.Waiver of Civil Code Section 1542. THE EXECUTIVE ACKNOWLEDGES THAT THE EXECUTIVE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER

FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”
BEING AWARE OF SAID CODE SECTION, THE EXECUTIVE HEREBY EXPRESSLY WAIVES ANY RIGHTS HE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.
4.ADEA Waiver. The Executive has read this Release carefully and expressly acknowledges and agrees that: (a) in return for this Release, the Executive will receive consideration beyond that which he or she was already entitled to receive before entering into this Release; (b) the Executive was given a copy of this Release on [_______, 20__] and informed that he or she had at least 21 days to consider all of its terms and that if the Executive wished to execute this Release prior to expiration of such 21-day period, he or she should execute the Acknowledgment and Waiver attached hereto as Exhibit B-1; (c) the Executive is hereby advised in writing by this Release to consult with any attorney and any other advisors of the Executive’s choice prior to executing this Release; (d) the Executive fully understands that by signing below the Executive is voluntarily giving up any right which the Executive may have to sue or bring any other claims against the Released Parties, including any and all rights and claims that the Executive may have arising under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), which have arisen on or before the date of execution of this Release; and (e) nothing in this Release prevents or precludes the Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law. The Executive also understands that the Executive has a period of seven (7) days after signing this Release within which to revoke his agreement, and that neither the Company nor any other person is obligated to make any payments or provide any other benefits to the Executive pursuant to the Agreement until eight (8) days have passed since the Executive’s signing of this Release without the Executive’s signature having been revoked other than any accrued obligations or other benefits payable pursuant to the terms of the Company’s normal payroll practices or employee benefit plans. In the event the Executive exercises this right of revocation, neither the Company nor the Executive will have any obligations under this Release. Finally, the Executive has not been forced or pressured in any manner whatsoever to sign this Release, and the Executive agrees to all of its terms voluntarily.

5.Exceptions. Notwithstanding anything else herein to the contrary, this Release shall not affect: (i) the Company’s obligations under any compensation or employee benefit plan, program or arrangement (including, without limitation, obligations to the Executive under the Agreement, any stock option, stock award or agreements or obligations under any pension, deferred compensation or retention plan) provided by the Affiliated Entities where the Executive’s compensation or benefits are intended to continue or the Executive is to be provided with compensation or benefits, in accordance with the express written terms of such plan, program or arrangement, beyond the date of the Executive’s termination; (ii) rights to indemnification the Executive may have under the Agreement or a separate agreement entered into with the Company; (iii) rights the Executive may have as a shareholder, unit holder or prior member of the Company or the operating partnership; (iv) any rights that the Executive may have to insurance coverage for such losses, damages or expenses under any Company (or

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subsidiary or affiliate) directors and officers liability insurance policy; or (v) any rights to continued medical and dental coverage that the Executive may have under COBRA. In addition, this Release does not cover any claim that cannot be so released as a matter of applicable law. Notwithstanding anything to the contrary herein, nothing in this Release prohibits the Executive from filing a charge with or participating in an investigation conducted by any state or federal government agencies. The Executive does waive, however, the right to receive any monetary or other recovery, should any agency or any other person pursue any claims on the Executive’s behalf arising out of any claim released pursuant to this Release. The Executive acknowledges and agrees that the Executive has received any and all leave and other benefits that the Executive has been and is entitled to pursuant to the Family and Medical Leave Act of 1993.

6.No Transferred Claims. The Executive represents and warrants to the Company that the Executive has not heretofore assigned or transferred to any person not a party to this Release any released matter or any part or portion thereof.

7.Miscellaneous. The following provisions shall apply for purposes of this Release:

(a)Section Headings. The section headings of, and titles of paragraphs and subparagraphs contained in, this Release are for the purpose of convenience only, and they neither form a part of this Release nor are they to be used in the construction or interpretation thereof.

(b)Governing Law/Arbitration. Section 12 of the Agreement shall apply to this Release.

(c)Severability. If any provision of this Release or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Release which can be given effect without the invalid provisions or applications and to this end the provisions of this Release are declared to be severable.

(d)Modifications. This Release may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Release, which agreement is executed by both of the parties hereto; provided, however, that this Release may be amended by the Company to reflect new laws and changes in applicable laws.

(e)Waiver. No waiver of any breach of any term or provision of this Release shall be construed to be, nor shall be, a waiver of any other breach of this Release. No waiver shall be binding unless in writing and signed by the party waiving the breach

(f)Counterparts. This Release may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

[Remainder of page intentionally left blank]

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The undersigned have read and understand the consequences of this Release and voluntarily sign it. The undersigned declare under penalty of perjury under the laws of the State of California that the foregoing is true and correct.

Date	Tyler H. Rose

Date	Kilroy Realty Corporation

Date	Kilroy Realty Corporation

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EXHIBIT B-1

ACKNOWLEDGMENT AND WAIVER

I, _____________, hereby acknowledge that I was given 21 days to consider the foregoing Release Agreement and voluntarily chose to sign the Release Agreement prior to the expiration of the 21-day period.
I declare under penalty of perjury under the laws of the State of California that the foregoing is true and correct.
EXECUTED this ___ day of ____________ 20___, at ___________ County, _________.

Tyler H. Rose